Exhibit 99.2

ACTIVISION

Moderator: Kristin Southey

February 7, 2008

3:30 p.m. CT

Operator:  Thank you so much for holding everyone and welcome to this Activision third quarter fiscal 2008 financial results conference call.  Just a reminder, today’s call is being recorded.

And now at this time for opening remarks and introduction, I would like to turn the conference over to the Vice President of Investor Relations, Kristen Southey.  Please go ahead, ma’am.

Kristen Southey:  Good afternoon and thank you for joining us today for Activision’s Q3 fiscal ‘08 conference call.  As always, I will start today’s call with a review of our Safe Harbor disclosure, followed by comments from Bobby Kotick, Chairman and CEO; Thomas Tippl, Chief Financial Officer and Mike Griffith, President and CEO of Activision Publishing.

With regard to our Safe Harbor disclosure, I would like to remind everyone that statements will be made on this call that are not forward – are not historical facts, or are forward-looking statements.  These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.  The company cautions that a number of important factors could cause Activision’s actual future results and other future circumstances to differ materially from those expressed in any such forward-looking statements.

Such factors include, without limitation, sales of the company’s titles during fiscal year 2008, shifts in consumer spending trends, the seasonal and cyclical nature of the interactive game market, the company’s ability to predict consumer preferences among competing hardware platforms, including next generation hardware; declines in software pricing, product returns and price protection, product delays, retail acceptance of our products, adoption rate and availability of new hardware and related software, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, customers, vendors and third-party developers, international economic and political conditions, foreign exchange rate, the integration of recent acquisitions and the identification of suitable future acquisition opportunities, the combined company’s success in integrating the operations of Activision and Vivendi games in a timely manner, or at all, and the combined companies’ ability to realize the anticipated benefits and synergies of the transactions that they extend in the time frame anticipated.

Other such factors include the further implementation, acceptance and effectiveness of the remedial measures recommended or adopted by the special sub-committee of independent director established on July ‘06 to review our historical stock options granting practices by the board and by Activision, the outcome of the SEC’s formal investigation and the deliberate litigation problems around ‘06 against certain current informer, directors and officers of Activision relating to Activision’s stock options granting practices and the possibility that additional claims and proceedings will be commenced, including additional action by the SEC and/or other regulatory agencies and other litigation unrelated to stock options granting practices.

These important factors and other factors that potentially could affect the company’s financial results are described in the Company’s most recent annual report on Form 10-K, and most recent quarterly report on Form 10-Q and the cautionary statements therein and the exhibits thereto.  The company may change its intentions, beliefs or expectations, at any time and without notice, based upon any changes in such factors in the Company’s assumptions, or otherwise.  The company undertakes no obligations to release publicly any revisions to any forward-looking statements to reflect events and circumstances after the date they hereof, or to reflect the occurrence of unanticipated events.

I would also like to note that certain numbers we will be giving you will not be in accordance with GAAP measures.  Please refer to our earnings release for full reconciliation.  Additionally, we are moving towards consummating the combination of the company with Vivendi games, Vivendi’s interactive entertainment business.

For further information about this transaction and their business, we refer you to the preliminary proxy statements relating to the transaction of the company filed with the Securities and Exchange Commission on January 31, 2008 and the web site www.activisionblizzard.com.

And now, I would like to introduce Bobby Kotick, our Chairman and CEO.

Robert Kotick:  Thank you, Kristen and good afternoon.  Our employees and our executive leadership team delivered another year of extraordinary performance.  Our strategies continue to be well aligned with market growth and market opportunities, especially North America, as we ended the year as the number one publisher according NPD, with industry leading operating margins and return on invested capital.

Our success in 2007 is a validation of the strength, broad appeal, and predictability of our brands and our industry-leading product development and sales and marketing capabilities.  In 17 years of CEO of Activision, I can’t remember a time when global video industry fundamentals were stronger and when there were so many long term opportunities for Activision to leverage.

From a macro perspective, we saw market growth in 2007 that is a validation of our belief that our audiences are expanding and that we’re taking mind share away from traditional forms of entertainment like movies and television.  Video games are likely the fastest moving media market today and the expansion of demographics continues with more female and first time gamers than ever before.  We believe Guitar Hero contributed significantly to this trend and our future Guitar Hero product initiatives are focused on capturing more consumers in more geography, experiencing interactive entertainment for the first time.

In calendar 2007, the software market was up 37 percent despite significant hardware and even software shortages.  In calendar ‘08, we expect the momentum to continue with double digit growth.  Premium pricing for next generation software is stable as consumers recognize that video games deliver the best value per hour of entertainment as compared to other forms of entertainment.  New platforms like online gaming, both on the desktop and on the console, have the potential to increase industry margins and provide much more stable revenue streams by further expanding audiences through multiplayer match-ups, tournaments, ladders and the social networking experienced with the various online products and networks the exist in the marketplace today.  The market continues to reward proven properties, further widening the gap between the first and the second year publisher.

For Activision, calendar 2007 was our best year ever, as we delivered record financial and market share results.  Our performance was driven by strong market conditions and the success of our balanced franchise portfolio in both the U.S. and Europe.  For the calendar year, Activision once again outperformed the U.S. and European video games software market by more than two times.  Our consistent performance throughout the year established Activision as the number one U.S. console and handheld publisher for the first time ever.  While we improved our market position in Europe, there is still tremendous opportunity for growth, and calendar ‘08 will be a year we’ll focus on gaining share in Europe, similar to our market position in the U.S.

I do want to mention a few important highlights from our record 2007 calendar year.  Call of Duty 4 was the most popular game worldwide, selling more than 7 million units.  Guitar Hero 3 was the number one title in dollars worldwide and the number one U.S. best-selling video game in dollars of all time in a single year.  The Guitar Hero franchise also set an industry record through tapping $1 billion in North America sales in just 26 months.

Spider-Man 3 was the number one based movie game in dollars worldwide.  And our new intellectual property, Transformers, shipped over four million units.  And for the calendar year, we were the number one overall publisher and the number one next generation publisher in North America.  These important milestones were achieved through the extraordinary efforts of an unusually talented workforce.

Many CEOs make mention of the commitment of their employees.  But having attended a celebration last week with the many employees marking their 10th or more years with the company, I thought it would be useful to point out that we have the most talented, tireless, dedicated group of long time employees with the highest retention of the industry’s most talented studio and production executives of any company in the category, and the man who overviews credit and collection has an almost perfect record of avoiding collection problems virtually anywhere in the world for many years.  We have, without exception, the most talented group of employees of any company in our industry.  And our 16th year of growth is the result of their dedication and commitment.

Their efforts in the third quarter led the net revenues of approximately $1.5 billion, exceeding our previous quarterly record by almost $800 million.  Our quarterly results were higher than the outlook we provided recently and we’re up almost two times the prior year.  Operating margins, at company-wide focus, was a record 27 percent on a GAAP basis.  For the quarter, our U.S. console and handheld market share increased from 13 percent to 22 percent per (NPD).  And in Europe, we had our best quarter, demonstrating that there is enormous growth and opportunity internationally yet to be realized.

For the quarter, international publishing net revenue grew 106 percent over the last year.  Our financial position has never been healthier.  We ended the quarter with $1.2 billion in cash and short term investments, and $1.9 billion in shareholders equity.  For the first nine months of fiscal ‘08, our results have already exceeded our performance in all of fiscal ‘07, marking our 16th consecutive year of revenue growth and the most profitable year in our company’s history.

On a standalone basis, Activision has never been stronger or more profitable.  And the opportunities have never been greater as interactive entertainment is appealing to a broader global audience than ever before.  Our executions clearly illustrate how Activision continues to expand this global scale and our competitive advantage.  Our increased sales provide us the cost leverage across all facets of our business and we continue to see the benefits reflected in our record operating margins.

Our competitive advantage is derived from our commitment to the institutionalized processes and the thoughtful approach that we have integrated into all segments of our business model.  It is this commitment and consistency that has fueled revenue growth and significant shareholder value creation.  Our processes keep us focused on profitability and making the right long term strategic choices.  These processes protect us from over-investing in too many new original intellectual properties, kept us from overpaying for acquisitions and they kept us from getting distracted by unproven business models.

Looking ahead, we remain focus on the core tenets that have driven us to our number one position, expanding and strengthening our business through a strategy focused on proven business models that can deliver against our operating margin and return on invested capital requirements, rolling our franchise portfolio organically and through financially discipline M&A and business development, extending our network of best in craft developers and our go-to market capabilities and improving our operating efficiency worldwide.  Our consistent long-term performance validates that our strategies are working.  And over the past 12 months alone, we generated a 43 percent return on invested capital.

With respect to the proposed merger with Vivendi games, it is hard for us to contain our enthusiasm.  There is an excitement surrounding this combination that is unprecedented in our industry and while there are still a number of items to be finalized the transition team is in place and we’re on track to complete the transaction by the first half of 2008.  The creation of the world’s largest and most profitable pure play video game publisher will give us the opportunity to further accelerate our growth and create even higher operating margins, all of which has the potential to further accelerate long term shareholder value creation.

Later in the call, Mike will share more details on our fourth quarter and provide a look at fiscal ‘09.  Now, Thomas will provide a review of our operations during the last quarter and a brief update on our transactions.  Thomas?

Thomas Tippl:  Thank you, Bobby and good afternoon.

Our December quarter operating performance has been exceptional and put Activision on track to achieve the top end of the peak cycle financial performance that we communicated to you at our Analysts Day.  We are pleased, that as an organization, we delivered against these goals significantly earlier than expected.  For the December quarter, our net revenues were $1.48 billion.  This represents year-over-year of 80 percent, and exceeded our outlook.  Our internally developed and wholly owned brands, Guitar Hero and Call of Duty, have been the principal drivers of this profitable growth in addition to the continued momentum of our movie gains and other licensed properties.

Before I continue with our financial review, I would like to note that certain numbers I will be giving you will not be in accordance with GAAP measures.  Please refer to our earnings release for full reconciliation.

I would also like to remind everyone that as announced at the beginning of this call, some of the numbers I will be sharing with you, in particular the outlook for Q4 and the full fiscal year 2008 and beyond, are forward-looking statements and not historical facts and they’re based on current expectations and assumptions that are subject to risks and uncertainties identified at the outset of this call, in our earnings release and in our most recent annual report on Form 10-K, and subsequent quarterly report on Form 10-Q.  So, now, onto the results.

For the December quarter, on a GAAP basis, Activision delivered a 27 percent operating margin and earnings per share of 86 cents, compared to earnings per share of 46 cents in the prior year.  Excluding the effect of equity-based compensation, we delivered a 29 percent operating margin and earnings per share of 90 cents.  This is nearly double last year’s EPS and up versus our already increased outlook due to continued strong tidal momentum and price realization.

Manufacturing and distribution expense for the quarter was 40 percent of revenues versus 46 percent in the prior year due to improved mix, as consumers continue to trade off to next generation and continued cost reduction in our supply chain.  Product creation costs for the quarter, on a GAAP basis, were 20 percent of revenues and excluding the impact of equity-based compensation, were 19 percent of revenues.  We define product creation costs as the sum of the costs of sales, software royalties and amortization, cost of sales of intellectual property licenses and product development expense.

Product creation costs were up versus the prior year as a result of performance-based studio bonuses and because we continue to put more titles in production for the future.  Sales and marketing expense for the quarter, on a GAAP and non-GAAP basis was eight percent of revenues, an improvement of more than 250 basis points versus a year ago due to our better than expected performances with the continued efficiency improvement from the expanded use of non-traditional media vehicles such as online campaigns.  This is evident by the incredible success of the Call of Duty sites (CHARLIE-OSCAR-DELTA com) (cod.com), which average over 20 million page views a month and helped drive the largest pre-sell programs ever for the brand.

G&A, as a percentage of revenues, on a GAAP basis, were five percent and excluding equity-based comp. was approximately four percent, both in line with the prior year on a percentage basis.  However, on an absolute basis, the numbers are higher than the prior year due in part to costs associated with the recently announced Vivendi transaction.  We generated higher investment income for the quarter due to higher cash balances and higher yield versus the prior year.  Our effective tax rate for the quarter was 35 percent, in line with our guidance.

Turning to the balance sheet.  Cash performance has been strong despite the increased working capital needs to support our fast growing business.  On December 31st, we had approximately $1.2 billion in cash and short term investments.  That’s up $227 million from the last quarter.  The accounts receivable balance was $704 million.  This is up versus September 30 due to the large holiday quarter and significant customer reorders through the end of December.  The AR reserve as a percentage to have trailing nine months revenues was 8 percent, reflecting a clean channel inventory provision.

Foreign inventories were $153 million.  This is a reduction of $35 million versus the last quarter.  On December 31st, inventory was $116 million for the Publishing business and $37 million for the Distribution business.  Capitalized software development costs were over $100 million, a decrease of $45 million versus the prior quarter due to the release and associated amortization of our large holiday lineup.  Capitalized intellectual property costs were $78 million, down $4 million from the prior quarter.

So in summary, we broadly exceeded our quarterly financial goals, which resulted in a 29 percent operating margin and contributed to a 43 percent return on invested capital for the last 12 months.  Given our strong momentum, we are again, significantly raising our fiscal ‘08 outlook.  And this includes putting more product into development for fiscal 2010 and beyond as well as anticipated costs related to the Activision Blizzard merger.  For Q4, we have no new releases but we’re expecting net revenues of approximately $350 million, primarily based on the continued reorder for Guitar Hero and Call of Duty.

For the fiscal and fourth quarter, on a GAAP basis, we expect earnings per share of two cents and excluding the impact of equity-based compensation, we expect earnings per share of four cents.  As for the full fiscal year, we’re significantly increasing our outlook and we now expect net revenues of approximately $2.65 billion.  On a GAAP basis, we expect manufacturing and distribution costs of approximately 43 percent of revenues and we expect operating expenses, including royalties of about 41 percent, resulting in a 16 percent operating margin.  We project a diluted share account of about 316 million shares.  Finally, we expect earnings of approximately 97 cents.

For the fiscal year, excluding the impact of equity-based compensation, we expect operating expenses including royalties of about 40 percent, resulting in a record 18 percent operating margin and earnings per share of approximately $1.07.  Fiscal 2008 is already by far the largest, most profitable year in Activision’s history.  This year, we will more than triple our operating income and expect to deliver an industry-leading operating margin of approximately 18 percent, the high end of our previously given peak cycle target of 15 percent to 18 percent.

Now, let me spend a few minutes to update you on the pending merger.  We have made very good progress to date with regard to the conformation of the transaction with Vivendi games.  Specifically, since our announcement in early December, the waiting period required by the (Hart-

Scott-Rodino) has expired.  Vivendi announced that they had signed a new credit facility to finance the purchase of Activision shares and the subsequent (tender) offer.  And Activision filed with the SEC a preliminary proxy relating to the proposed transaction.

In addition, the integration team is up and running, formulating the plans to deliver the synergy objectives and to facilitate an issue-free transition for customers, suppliers and employees.  In areas such as trade terms and supplier contracts, where for antitrust reasons, we cannot get share information directly between the two companies, we have established clean teams, led by outside consultants, in order to ensure we can hit the ground running up from closing of the transaction and to front load as much of the synergies as possible.

Finally, we are pleased that Blizzard’s business maintained a strong momentum, and that World of Warcraft has achieved another major milestone, with more than 10 million paying subscribers.  This, combined with our own business strengths, gives us confidence that the industry-leading financial goals we have set for the combined company at the time of the announcement of the deal are very achievable.

So, I will now turn things over to Mike Griffith, President and CEO of Activision Publishing, who will provide his thoughts on the balance of fiscal ‘08 and fiscal ‘09.

Michael Griffith:  Thank you, Thomas.  Today, my comments will focus where we see the hardware and software markets for calendar 2008, our market position as we close out the fiscal year and our initial thoughts on fiscal 2009.  Overall, these fundamentals are very strong and we expect they will continue to improve.

On December 31st, the installed base of hardware in North America for current and next generation systems, including handheld, was approximately 152 million units.  The large installed base of the PS2, combined with the growing installed base for all three of the next gen system plus hand-helds continues to provide an attractive market dynamics.  And the potential for further hardware price reduction could offer additional opportunities.

With respect to the hardware market, we expect the following increases in North America during calendar year 2008.  We are estimating PS2 will be up two to three million units and PS3 will be up three to four million units.  We expect Xbox 360 growth of four to five million unites.  And we expect the Wii to add more than six million units.  Finally, we expect hand-helds will grow in excess of 10 million units.

Moving to software, we defined our market to include all major platforms in North America and Europe.  In calendar 2007, the software market grew 37 percent, significantly exceeding our estimates coming into the calendar year and we see no reason why we should not expect continued robust growth going forward.  For calendar 2008, we expect the combined North America and the European software market for current and next gen consoles, handheld and PC will grow in excess of 10 percent.  We expect that overall software market growth will be broad based across platforms and across geographies.

With respect to software pricing, to date, we continue to be pleased by the consumer and retail acceptance of a higher next gen software pricing.  We expect that traditional software launch pricing for the Xbox 360 and PS3 will hold at $59.99 and for the Wii at $49.99.  And we expect to see value-added titles like Guitar Hero command higher pricing.  Of course, pricing decisions for front line current gen titles will be made on a title-by-title basis based on quality and other factors.  And as always, we will monitor pricing conditions closely and remain mindful of competitive practices.

Turning now to fiscal 2008, our Q3 performance was driven by our strong lineup and commercial execution both in the U.S. and Europe.  Our focus on the largest markets, largest customers and driving our largest titles resulted in another record quarter.  For the quarter, Guitar Hero 3 and

Call of Duty 4 were the top two selling titles worldwide.  As we conducted retail channel check over the course of the quarter, it was often hard to determine which titles sold out faster, resulting in supply constraints for both titles.

In Q3, we further strengthened our leadership position on next gen with the release of Call of Duty 4.  The game offers the consumer unmatched quality of game play and review scores are well into the 90s.  In fiscal 2007, Call of Duty 3 was the company’s best-selling title, and Call of Duty 4 has already surpassed last year’s sales despite being available on fewer platforms.  Call of Duty 4 is the fifth consecutive annual release in the franchise history.  And this year represents the fifth consecutive year of revenue growth and margin expansion for the brand.

In Q3, we also released Guitar Hero 3, which despite our supply constraints, was still the number one selling title worldwide in dollars.  The Guitar Hero franchise is the fastest growing franchise in video game history and one of the most successful entertainment properties in any medium, including film, television and music.  Our strong execution of this title also resulted in the largest hardware launch in our industry as we continue to innovate hardware and software together.

Understanding the (peripheral) market now as we do and establishing a global supply chain capability, with hardware resources on the ground in three continents, provides us with the unique and profitable competitive advantage.

Additionally, the creation and availability of downloadable music has created a new distribution platform.  In just two months, consumers have already downloaded approximately 5 million individual songs for Guitar Hero 3 and the Xbox 360 alone.  And we’re still just scratching the surface with regard to releasing the contents.

With regard to the Tony Hawk franchise, this holiday we saw the imprints of a second skateboarding title in the marketplace.  Even with the addition of a new title, the two combined properties were unable to grow the skateboarding category.

And although we maintain market leadership in this genre, ultimately, we split a stable market.  Over the past six months, we have been working to reengineer the Tony Hawk brand.  We started with a deep dive evaluation of our approach to the genre and new trends in the video game market.  Then, we conducted a significant amount of consumer research and testing to better understand the types of innovations that consumers want from this brand.

Tony Hawk is one of the most successful properties in our industry’s history and we’ve confirmed that the brand is still very relevant and highly appealing.  But we need to step up innovation.  The results of our study have yielded fresh new concepts and breakthrough approaches that have been testing very well.  Tony Hawk will continue to be an important franchise for us and we look forward to sharing more on the new direction of this brand on future calls.

Looking to Q4, we’re focused on driving our catalog, which is anchored by our holiday blockbuster releases of Guitar Hero 3 and Call of Duty 4, both of which still remain strong at premium launch pricing.  Additionally, later this month, we will come to market with the new supply of Guitar Hero 3 standalone guitars for all platforms.

As we turn our focus to fiscal 2009, we expect to reap the benefits of a larger installed base of hardware in the U.S. and Europe and leverage the robust software conditions as well as our next generation leadership, our growing franchise portfolio, and our unusually strong catalog program.  As we saw in calendar 2007, the market once again rewarded proven, well-established brands.  In the U.S., 85 percent of the top 20 titles, as measured in dollars, were based on proven franchises.  In Europe, 95 percent of the top 20 titles were based on proven franchises.  This trend has been consistent over the past few years and illustrates why our strategy is built on delivering product balance and geographic expansion in line with market opportunities.

On our next call, we’ll give detailed information regarding our fiscal 2009 operating plan.  But, today, I’ll touch on some of the fiscal drivers, starting with the first quarter.  In Q1, we’ll release Dreamworks’ Kung Fu Panda across six platforms in conjunction with the theatrical release.  The movie, which stars Jack Black, Angelina Jolie, and Jackie Chan, is testing very well and could not be more perfectly timed with the Beijing Olympics.  The movie is fresh, has mass appeal, and its fighting based story-line is especially well-suited to game adaptation.  The game looks great.  And we believe it has potential to be one of our largest Dreamworks properties, potentially eclipsing Shrek.

In addition to Panda, we’ll continue to expand the Guitar Hero portfolio with two new offerings.  For competitive reasons, we’re not going to announce the specifics yet.  But, you’ll continue to see the franchise across a broadening platform base, new headline rock bands aligned with the game, new hardware innovations, and deeper international growth.  Finally, during the quarter we’ll release a variety of additional downloadable contents for Guitar Hero 3 and the first release of Call of Duty 4 downloadable content, which our consumers are eagerly awaiting.  So, as you can see, Q1 is coming together nicely.

For the balance of fiscal 2009, we have a full slate driven by our strongest brands.  As I mentioned earlier, the market continues to reward the largest proven properties and we have a robust lineup behind our largest properties, including additional new titles for Guitar Hero, Call of Duty, as well as our first James Bond release in conjunction with the next bond movie.

Also on the movie front, we have a standalone Kung Fu Panda game scheduled for the holiday season in time for the DVD launch and a game based on Dreamworks’ upcoming Madagascar 2 and a release based on Dreamworks Monsters Versus Aliens.

All of these movie games will leverage large theatrical marketing programs from the movie studios, as well as our own consumer and trade initiatives.  We’re working closely with each of the studios to ensure that our development and marketing activities are in sync and we’re excited about the progress against a very strong slate.

We’ll also be supporting our leadership position in the superhero category with two new releases – an all new Spider-Man title and sequel to the best-selling Marvel Ultimate Alliance.  Additionally, we’ll be releasing a Tony Hawk game this holiday.  And as I mentioned earlier, we’re working toward a new direction for the brand but for competitive reasons, we’ll leave it at that for now.

On the Guitar Hero front, we’ll continue to capitalize on the significant momentum that the franchise has built over the past year.  There are tremendous opportunities ahead and prioritization is key.  Specifically, we’re focused on providing additional content to the more than 15 million existing Guitar Hero consumers that want to expand their music library through the release of new games and downloadable content; catching up to worldwide consumer demand for Guitar Hero 3 through our already increased hardware production capacity; launching more products year over year, including innovative hardware, broad platform support, and new brands; expanding our European user base with additional internationally relevant content.

For perspective, Guitar Hero sales in Europe are well below our 30 percent corporate average for European sales.  And if we just bring the percentage in line with our average, we would more than double Guitar Hero’s installed base in Europe.  However, given that music has universal appeal and the music genre has historically been very well-developed in Europe, we believe Guitar Hero should actually exceed our corporate average.  Strategically, Europe continues to track one year behind North America for Guitar Hero and that sets us up for growth next year.

And finally, leveraging the large and growing hardware installed base, which we expect will increase by more than 40 million units in the U.S. and Europe during calendar 2008.  In addition to Guitar Hero, we’ll also continue to capitalize on the strength and momentum created by this year’s blockbuster launch of Call of Duty 4.  In fiscal 2009, we’ll deliver the next annual release on more platforms and to a larger worldwide audience.

This year, we’ll add the PS2 and Wii to the lineup in addition to the PS3, Xbox 360, NDS and PC.  The large hardware installed base of the PS2 and growing base of the Wii will benefit the brand, especially as these consumers have not had a new Call of Duty for two years.  Turning to the Nintendo platforms, as a result of the strong worldwide growth of the Wii and DS, in fiscal 2009 we’ll release our largest Nintendo slate ever, with a significant increase in SKUs year over year.

In calendar 2007, we were the number one independent publisher on the Wii in dollars, and Guitar Hero was the number one third-party Wii title.  We remain focused on developing content that fully leverages the hardware capabilities of each platform.  Our Dreamworks titles are especially well-suited for the Nintendo platforms.  And we have other exclusive titles planned for the Wii and DS which will be announced later.  Lastly, of course, we expect to have an especially strong catalog coming from our fiscal 2008 lineup.

So in summary, our fiscal 2009 slate is exciting, well-positioned to leverage the core market fundamentals and growth opportunities.  As you know, one of our core tenants to achieving sustainable growth in margin expansion is driving our development model as a long-term competitive advantage and our execution continues to reaffirm our strategic choices.

In terms of development expertise, our studios are executing at a very high level on the PS3, a technically challenging platform where many continue to struggle.  Recently, there’s been talk about the difficulties that publishers are having with development for the platform and I want to spend a moment discussing our competitive advantage in this area.  What you’re seeing with many publishers is they’re unable to simultaneously develop and launch on the PS3 and the Xbox 360.  Instead, they develop and release one SKU at a time or they simply don’t release a PS3 SKU at all.  Call of Duty 4 represents the best-in-class next generation development, making it the number one selling title of all time on the PS3.

Over the past year, our central technology group has created a proprietary set of tools for next gen development that has enabled our developers to address the challenging PS3 architecture in efficient ways.  Our tools allow us to identify performance bottlenecks in the PS3 and focus our efforts in a targeted way to improve performance that would otherwise, without these tools, would simply be a trial-and-error approach.  This is a significant breakthrough in technology for us which allows us to leverage our development time, resources, and expenses, and further widens our leadership position on the next generation.

As an organization, we continue to exceed our articulated growth goals, expand our balanced portfolio, strengthen our product development capabilities, and concentrate our focus on our largest opportunities in order to maximize our objective of continued annual growth.  In fiscal 2009, we see the video game market continuing to expand at a double-digit rate.  We see our brand portfolio continuing to grow.  We see continued upside opportunities for our largest franchises.  We see further international expansion and we see increasing revenues from emerging markets.

All of the above, coupled with our ongoing company-wide focus on operational discipline, should help us – should enable us – to continue creating long-term shareholder value.

So with that, we thank you for your time this afternoon and the opportunity to share our initiatives for the future with you.  We’ll now open the call up for your questions.  Thank you very much.

Operator:  Thank you sir.  Ladies and gentlemen, at this time if you have any questions or comments, simply press star one.  If you are joining us this afternoon via a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  And again, star one please for any question.  And we’ll pause for just one moment.

And we’ll take our first question today from Jeetil Patel at Deutsche Bank.

Robert Kotick:  Hi Jeetil.  Jeetil?

Operator:  Mr. Patel, your line is open.  You might be on mute.

Robert Kotick:  How about the next question.

Operator:  We’ll go back to Mr. Patel in a moment.  We’ll go next now to Mark Wienkes at Goldman Sachs.

Mark Wienkes:  Great.  Thank you.  So, I guess, one of the goals laid out at your analyst day a year ago was to create more brands.  So, I guess with the success that you’ve had, I was wondering if that’s had any impact on your hurdle rate for new IP.  Meaning, that now that the base is so big, you’d have to have a pretty, you know, projected – you have to project to sell a higher minimum number of units to move the pile, so to speak, versus a couple of years ago to greenlight it.  So how do you think about approving new IP now?

Michael Griffith:  Well, our strategy on new intellectual property hasn’t changed.  We continue to take a balanced approach.  As I think we’ve pointed out, the vast majority of sales this year, as well as the last couple of years, have come from proven, established franchises.  So, we continue to focus on those franchises and building them to be larger opportunities, as we have done on Call of Duty this year and Guitar Hero.

But we do have additional new intellectual properties at various stages of green light.  We are taking a balanced approach to it.  Generally, we look for a new property to add at least $100 million of new net revenue.  And so, our goals are set accordingly against that.  But, you’ll continue to see a balanced approach, with disproportionate focus on our existing franchises.

Robert Kotick:  And if you look at some of the announcements that we’ve made over the past year, like the acquisition of Bizarre Creations or even what we’re doing with Bond, you can see that we have a combination of proven intellectual properties that we think will be realized at higher levels of quality, like Bond.

And then addressing key new categories, like racing, which is the most important category that we didn’t operate in with proven development capabilities.  And throughout a number of our studios, there are high quality, well-funded initiatives for original intellectual property, recognizing that you really can only introduce one or two of those each year to achieve that $100 million target with the kind of operating margin and return on invested capital requirements that we have for new IP.

Mark Wienkes:  OK.  Understood and one quick follow-up for Thomas, if I may, on that point of operating margins.  Can you help us understand the dynamics behind the incremental margin again on the estimate revision, in that it’s held up again at about 30 percent despite I think six upward revisions?  So, what’s going into that number?

Thomas Tippl:  Well, you know, we obviously have executed here well and delivered a tremendous amount of operating leverage.  But, you know, we have also said I think in the call, that we have a number of expenses that went against that.  Some of them related to the transaction that we are working through right now.  So I don’t think you have yet seen the full operating leverage that this business can generate without any of the, you know, non-recurring one-time items.

Robert Kotick:  I also think, Mark, when you look at, like, the supply chain, we were so focused this year on just getting hardware that actually optimizing costs in our hardware manufacturing was not a priority.  And you look across, you know, many of the categories that we operated in this year, just because of the incredible demand, you know, they – what we were – what we could have been focused on in terms of cost of goods reductions is something that you will see in fiscal ‘09, that we really weren’t able to get the benefit of this year.

Mark Wienkes:  All right.  Thank you very much.

Operator:  And we’ll go back now to Jeetil Patel.

Jeetil Patel:  (Sorry about that guys, a couple of questions.  You know, I guess if you look at Guitar Hero and you’re testing out downloadable content, as you look at this product line, I mean, you’ve got a great installed base here.  Do you think it’s possible that you can leverage that installed base to launch continually new music content or titles, whether it be downloaded or in a physical format every one to two months?  Is that what you are striving towards as you move ahead, especially as you look at the combination with Vivendi?

And then second, you know, has your view of the $1.20 in calendar ‘09 earnings changed any in light of, I guess, the performance of the business, the upside, the cycle, which continues to impress on the upside, and the 10 million subs already at Warcraft, which seems to be ahead of the plan?

Robert Kotick:  On the downloadable content, Jeetil, we clearly see it as an opportunity as you have more of an installed base of next gen platforms that are broadband enabled and will continue to be.  With our impending relationship with the world’s largest music publisher, I think we’ll also be in a unique position to capitalize on downloadable content and packaged content that we’ll have new genres of music.  So – and Mike alluded to a little bit of that. – but, without us getting into something that we wouldn’t want to disclose to potential competitors, we’re not ready to share with you what the schedule for downloadable content will be other than that it’s an important part of our strategy going forward.

Michael Griffith:  The only thing I would add to that, Jeetil, is that this is a title that has shown an unusually strong annual demand.  While it does have a skew towards holiday, it also has strong off-holiday demand and there is a lot of consumer pull for additional content, whether it’s delivered on a hard disk or downloadable.  So, I think we again, we have a lot of upside potential by more fully satisfying the frequency demand.

Robert Kotick:  The other thing is that we’ve expanded the capacity meaningfully to enhance songs.  You know, they’re not just simple downloads.  There’s an enormous amount of work that goes into making these songs fun to play.  And if you step back and you look at a 15 million unit installed base, there’s a community that’s been built, there’s an expectation on the part of consumers that we think we’ve quantified.  We have a really good handle from a market research perspective on the type of music, the frequency of that music, the price of that music.  And over the course of the next two or three years, I think you’ll see us executing against those opportunities.

Thomas Tippl:  And, Jeetil, with regard to your question on calendar 2009 guidance, obviously, the strength of our business as well as the continued strength of Blizzard’s business, it’s fair to say that gives us even more confidence than we already had at the time of the deal announcement, that the numbers we put in front of you are very achievable.  At this point, I think we are the only company out there with any guidance.  So, we gave you $1.20 plus for ’09, we gave you a very specific plan on how we think we can get there.  And we don’t see a need to update that now on a quarterly basis.  I think the next time we’re going to be talking about that more specifically is post-closing.

Operator:  And we’ll take our next question now from David Joseph at Morgan Stanley.

David Joseph:  Yes.  Hi, guys.  Just two quick questions.  The software market guidance growth – growth guidance for 2008 of more than 10 percent – sounds as a headline a little bit low.  I mean, I guess what’s comforting is that I think that was the same guidance you provided initially for 2007 and the market grew at 37 percent.  But, I know that Bobby, you were recently quoted as even saying that you thought the market could grow at a 14 percent CAGR over the next couple of years.  I just want to make sure that you’re – we’re – not missing anything on that front?  Or you’re not really being a little bit more conservative, given the environment.

The second question is just like Jeetil’s question, but asked a little bit differently.  It’s – if the tender offer were not to go through for the combination, would that put the $1.20 guidance at risk at all?  Thank you.

Thomas Tippl:  Let me start with the second part of the question.  From our perspective, the $1.20 guidance is a commitment we made irrespective of the percentage of subscription of the tender.  Obviously, if the tender is not fully subscribed and we have a significant amount of cash on hand and we would just be sitting on it and to putting it to productive use that would be dilutive.  But I don’t think, you know, that’s our plan. We see plenty of opportunities to continue to grow this business.  So, I think Bobby talked about many of those.  Even the combined company will only have a market share of 15 percent, which is really small from our perspective.  So, we believe we’ll find plenty of investment opportunities to put that cash to use.  And if we don’t, as we talked many times before, we’ll sit down with our board and find the most productive way to return it to shareholders.

Robert Kotick:  And you know, David, that we’ve always been committed to if there was capital that was in excess of what we needed to run our business effectively and capitalize on all the strategic opportunities, we would return it to the shareholders.  With respect to your first question about market growth, you know, it’s very early in the year.  We still don’t have any visibility on price reductions that hardware manufacturers might make.  We don’t have a complete picture of competitive release schedules just yet.  And as we get later into the year – as we’ve done for the last 15 years – we may revise upward our estimates.  But for right now, we think 10 percent is a great planning number.

David Joseph:  Great.  Thank you.

Operator:  And we’ll go next now to Michael Savner of Banc of America Securities.

Michael Savner:  Thanks very much.  And I’m going to continue the trend of following up on everybody else’s previous questions.  So, I’ll go in reverse order then.  So starting with the last answered.  Because, Thomas, I kind of got the sense that that was a different commentary than we heard before.  So, just, you know, tell me if I’m reading too much into it.  But I got the sense on your original calls with the Vivendi deal that you would buy into the tender and if the stock was moving ahead, you would use that roughly $4 billion of capital to buy back the stock to reduce any dilutive impact.

The way I interpreted your commentary just now is you’re going to be more opportunistic.  And that maybe you would keep some of that as dry powder for future investment, which, you know, from a time, value and money situation, is going to impact the way the stock trades.  It’s going to impact the valuation and the multiples.  So, am I over-reading what your plans are versus when you announced the deal?  Or would you potentially keep some excess cash, you know, billions of dollars of excess cash on the balance sheet after the deal closes if the stock’s above $27.50?

Thomas Tippl:  I don’t think, first of all, we’ve changed any of our positionings since the announcement.  I think we have had that consistent message in all of our investor communications.  So, I’m not sure where, you know – where we maybe, you know, led you on the wrong track.  But, that has been our consistent communication.  And there’s really no change to that.

Michael Savner:  OK.

Robert Kotick:  And as far as being opportunistic or not, we would have to be in the marketplace buying shares, just like every other shareholder, and that’s not something that we’d feel comfortable discussing.

Michael Savner:  Fair enough.  Now, it was just your last answer that made me think there was something different.  So that’s why I wanted to clarify.  And then, again to follow-up I think it was from Mark’s original question.  If we look at fiscal ‘09 – and I know you are not too excited about giving guidance right now for fiscal ‘09 – but one concern we’ve heard is that given the extraordinary success you had in fiscal ‘08, the comp becomes an issue next year.  So if we just take Vivendi out of it for a second, would you expect that the economies of scale in the business and the scalability to continue margin expansion in fiscal ‘09?  Or given the comp, you know, are margins – or is that something you’re not as comfortable thinking about right now?  (Margins).

Robert Kotick:  You know what I would say, Michael?  For the last 16 years, I’ve heard the same comment every year and we feel very good about the release schedule.  We feel especially good about market fundamentals.  We don’t think that we’ve been able to get close to our potential in the international markets which, while we’ve done well, we still have a lot of upside opportunity.  And independent of any transaction with Vivendi, we feel very good about the growth prospects for the company and continued margin expansion opportunities.

Michael Savner:  Terrific.  Well, that’s only the first time I’ve asked it.  So, I used up my allotment there.  Thanks very much.

Robert Kotick:  Sure.

Operator:  And we’ll go next now to Eric Handler of Lehman Brothers.

Eric Handler:  Hi.  Thanks a lot.  Can you just walk us through in terms of what are the remaining approvals you need from the regulatory agencies?  Where are we in terms of the clock on those approvals?  And then once you get those approvals, how soon after that could you have a shareholder vote?

And then secondly, now that you’ve had a little more time to look at the Blizzard and Sierra products, are there anything – is there anything in the portfolio that sort of stands out to you now that maybe didn’t stand out before?  I know the trade magazines have talked up the Ghostbusters game quite a bit.

Robert Kotick:  Well, as far as the transaction, we’ve said it will close in the first half of 2008.  And we’re still confident.  There’s some European clearances.  We have obviously Activision stockholder approval and then some of the other customary closing conditions.  So – but we do have confidence that the transaction will close between now and the end of June.

As far as what has happened to date, I think Thomas said it earlier, but we’ve cleared U.S. anti-trust.  The waiting period has expired.  We – Vivendi got the credit agreements in place.  And we did file a proxy.  So, those were all the things that were important milestones that we’ve been able to accomplish.

As far as commenting about Vivendi’s product line or business, that’s not something that we can do today.  But once the transaction is closed, we’ll be happy to share our thoughts on the prospects for their business.  And other than the major milestone that they recently announced, which is over 10 million subscribers of World of Warcraft – on World of Warcraft, which is a phenomenal, phenomenal achievement.  We’re – we continue to remain very enthusiastic about the prospects of the combination.

Eric Handler:  Great.  Thank you.

Operator:  And we’ll go next now to Edward Williams with BMO Capital Markets.

Edward Williams:  Good afternoon.  Just a quick question on the international markets.  Can you comment a little bit about where you think the international publishing revenue should be like in FY ‘08?  And as we look into FY ‘09, what are some of the kind of key initiatives as to how you can continue to grow that, especially looking at the Guitar Hero property?

Robert Kotick:  Sure.  I think that the most important thing is that, you know, we’ve been focused on building out our distribution expertise in North America.  And while we have some incredibly talented people on the ground in these European markets, most of the major markets, like the U.K., France, and Germany, have been under-resourced, and with products like Guitar Hero, just simply because we haven’t had adequate supplies in the U.S., we really weren’t in a position to launch those products in those markets with appropriate local content, with appropriate local marketing campaigns.  And so, this year, we’re going to be very focused on the major markets in Europe with adequate inventories, with much greater retail support, with much more consumer marketing and advertising, similar to what we did in the U.S. that we just were not in a position to do in fiscal ‘08.

Michael Griffith:  I would say, in addition to that, we continue to build our capability in the European publishing operations.  We have, like North America a couple of years ago, put customer teams in place to improve our go-to-market capability.  We’ve seen a substantial improvement in their results year over year.

And as Bobby mentioned, we think there is tremendous untapped potential still on Guitar Hero, partly for the reason that we have artificially constrained capacity to fuel North America and partly because the music genre is very well-developed in Europe.  As we continue to focus on the opportunities, there’s more upside.  Not to mention new European-oriented intellectual property scheduled to launch next year, including the James Bond property, which will come out in the holiday season with the film.

Robert Kotick:  And, you know, Bond, as just an example, historically Bond as a video game has done larger unit volumes outside of North America than in North America.

Edward Williams:  And so, if we look at FY ‘09, would you expect your international revenues to grow at a much – or at a faster — clip than your North American revenues?

Thomas Tippl:  Yes.  Probably.

Robert Kotick:  Yes.

Edward Williams:  OK.  Thank you.

Operator:  Well, that is going to – oh, excuse me – we’ll go next now to Ben Schachter of UBS.

Ben Schachter:  Hey guys, congratulations on all the success this year.

Robert Kotick:  Thanks Ben.

Ben Schachter:  Bobby, for a long time, you’ve been talking about the concentration continuing in this business.  I was wondering, this year I think by our count, 80 percent to 85 percent of all sales were in the top seven publishers.  How high can that go?  And what happens to the smaller players?

And then, also, you mentioned in the script emerging markets becoming more important.  When can that number become meaningful, as defined by greater than 10 percent of revenues?  Thanks.

Robert Kotick:  Well, look, you know what?  It continues to be a very fragmented market.  When you look at the competition, you have not just third-party publishers but you have Nintendo, Sony, Microsoft, who are significant publishers on their own platforms.  I think what you will see is some consolidation of intellectual property and development resources.  But, to your point, there are still a number of publishers that are out there, the business is still fragmented.  There’s still a significant number of people that are publishing.

We do get the benefits of scale in things like access to intellectual property, quality of development talent, our ability to compensate and reward development talent with our worldwide distributions capability, our strength at retail.

And so, those are all of the benefits of scale.  But it still is a fragmented market.  We continue to believe that, generally, consolidation is going to continue through the acquisition of intellectual property rights and development talent.  And that’s something we continue to be focused on.

Ben Schachter:  And the emerging markets?

Robert Kotick:  As far as the emerging markets, we, you know, as I said earlier, we still have so much low-hanging fruit in the U.K., in Germany, and in France, places like Spain and Italy.  The emerging markets will be opportunities over time.  You know, one of the benefits we see of the business combination with Blizzard — with Vivendi – is the opportunity to participate in Korea, in

China.  Those are markets that historically we have had very little participation in.  And those are both markets that we are looking forward to exploiting our franchises in.

But, I think when you look down three or four years from now, that’s where you’ll start to see emerging market opportunity.  When you look at Latin America or any of the Eastern European countries, these are places where they are just scratching the surface of opportunity.  And we think that, you know, the Blizzard business model in a lot of these countries where there are high levels of piracy, actually give you a lot of opportunity that we wouldn’t otherwise be able to take advantage of.

Ben Schachter:  And just a quick follow-up.  On Asia, in particular, Guitar Hero I don’t think has really been released there.  Culturally, it seems like a great fit.  You know, what’s the plan for that.  Do you think the music genre is going to work there culturally?

Robert Kotick:  Sure.  We, in fact, we, you know, again, one of the things that we see as a benefit of the transaction is getting the institutional leverage that Blizzard has, the knowledge and the expertise of how to go to market in these territories.  And, you know, again, I don’t think you’ll see it in this calendar year.  But you’re certainly likely to see us start capitalizing on opportunities for Guitar Hero in places like Korea and China.

Ben Schachter:  All right.  Thanks.

Operator:  Now, Tony Gikas at Piper Jaffray.

Tony Gikas:  Hey, good afternoon, guys.  My congratulations as well.

Robert Kotick:  Thanks Tony.

Tony Gikas:  A couple of questions for you.  Could you talk a little bit about intellectual properties like Spider-Man or Transformers?  And how much do those sales fall off in the second year following a movie year?

Second question, what are your assumptions for average selling price on console and handheld software?  I expect they’ll be coming down in 2008 relative to 2007.  But just on average, what do you see that ASP coming down?  And then, I have a quick follow-up.

Michael Griffith:  I – Well, I’d start I guess with the selling price.  We don’t see degradation of price year over year.  So, we continue to see the launch prices at $59 on next gen and really no different decay year over year versus what we’ve seen before.  So, we’re pleased with the realization potential going forward as we’ve experienced.

And on properties like Spider-Man and Transformers, certainly, movie launches help those titles.  But, our overall objective in the individual franchise is to put plans together that provide year-over-year growth.  So, between our catalog sales and new opportunities for these properties, our objectives are always to put plans together that provide consistent growth.

Tony Gikas:  OK.  But just in terms of – for us, and, you know, modeling purposes – does a Spider-Man or a Transformers tend to do a third of what it did in the movie year in the second year?  I mean, is there any benchmarks you can help us out with?  And then you mentioned pricing opportunities on Guitar Hero.  It sounds like maybe there’s some upward pricing opportunities there.  Could you elaborate on that, please?

Robert Kotick:  Specifically, to a product like Spider-Man, we had a very high development cost on Spider-Man 3 for the movie.  So, our expectation, actually, is that in fiscal ‘09, our new Spider-Man product should have a higher operating margin than we experienced on Spider-Man this past year.  On Transformers, it will tail off.  But, you know, you do get the benefit of a lot of new consumers coming in.  There’s no real incremental development costs.  There’s, obviously, no – not really much – in the way of incremental selling and marketing expense.  So at the lower price points, we expect to continue to see Transformers, which exceeded our expectations, do well.  But it will tail off.

You know, our focus on what are the opportunities for leverage in entertainment properties this year are going to be on things like Kung Fu Panda and James Bond, which both have enormous amounts of buzz – very, very high quality development resources on them.  And I think, those are going to be the two major movie-based launches that you’ll see this year.

Michael Griffith:  And I think with regard to Guitar Hero pricing, what we have accomplished thus far, as you know, is we’ve launched Guitar Hero on the next gen consoles at $99, as opposed to $59 for a software-only title, so this includes the bundle of a guitar, and we also see upside potential of value-added SKUs, collectors editions, and so forth across all titles.  Wii, on our Guitar Hero, was launched at $89 instead of $99.  So, we think there may be revenue opportunity across that platform.  So, those are the kinds of things we’re looking at.

Tony Gikas:  OK.  Great job.  Thanks, guys.

Robert Kotick:  Thanks, a lot Tony.

Operator:  We’ll go next now to Heath Terry at Credit Suisse.

Heath Terry:  Thank you.  Bobby, you mentioned in your prepared remarks that you’d be putting additional product in development on the back of the strong performance of Guitar Hero and Call of Duty for fiscal 2010.  Should we look at this as absolute growth in the annual average SKU count?  Are there genres that you’ll be particularly targeting with the expansion?  And does your base of developers need to grow beyond the combined company to support this?

Robert Kotick:  No, I think the combined company will have an adequate amount of development resources.  We continue to productize the tools that we need to track our songs on Guitar Hero.  There’s still a lot of work to be done to make those songs fun to play.  But, I think, we’ve done a very good job in our strategic planning area in understanding what kind of music is appealing, how to prioritize the introduction of both downloadable content and packaged new music.

And with the relationship with Universal Music going forward, we should have some terrific opportunities not just in publishing rights but also in the way that we commercialize product.  The other thing I think you’ll see a benefit from is what we do in local content.  And part of our whole strategy to get Europe to be an equivalent sized market to the U.S. is really focused on local marketing and local content.

Heath Terry:  OK, sorry.  Maybe, I misunderstood.  What I was talking about was SKUs and titles beyond Guitar Hero and Call of Duty.  As I understood it, when you were talking about putting additional product into development that would hit in fiscal ‘10, it was an expansion of your title lineup.  Did I misunderstand that?

Robert Kotick:  No, I thought you meant specifically to Guitar Hero.  But, no, that’s true.  We have more products in development now than we’ve ever had before.  We’re committing more dollars to development.  There are more – there are some more riskier propositions – things that are unproven intellectual properties that we’re using our model, our formula for keeping development small, taking our time.

Heath Terry:  Sure.

Robert Kotick:  But, I do think you’ll see overall there will be more SKUs and more title count.  Having said that, the focus is going to continue to be — drive the big titles to bigger unit volumes in more geographies.  That’s the shortest way for us to increase our operating margins.

Heath Terry:  Is there a way to quantify that, in that we should see 10 percent, 20 percent more titles on an annual basis in fiscal 2010 versus what we’re – what we’ve seen over the last couple of years?

Robert Kotick:  You know, as we get into more detailed guidance for next year in our next call, we’ll be able to give you a little bit better view into SKU count and title count.

Heath Terry:  Great.  Thanks a lot.

Robert Kotick:  Sure.

Operator:  And ladies and gentlemen, we do have time for one final question this afternoon.  That question will come from Brent Thill of Citi.

Brent Thill:  Thanks.  Could you just walk us through the international ramp of – for — Guitar Hero?  You mentioned you don’t have appropriate content right now.  How long do you anticipate that to build where you’re comfortable with the channel?  And if you could just give us a sense of initial acceptance and what you’ve seen so far.

Robert Kotick:  Well, what we said, Brent, it’s not that we don’t have the content.  We haven’t released it yet.  And so, a lot of what we are focused on is what we’ll be doing in our marketing plans, in our new hardware launch plans, in specific local selling and marketing programs that we have for the international territories that we have not announced yet.

But ‘08 is going to be a year where you really see us focus on gaining our fair share of market in the U.K., in Germany, in France, in Italy.

Michael Griffith:  I think on top of that, with Guitar Hero, it was launched a year later in Europe than it was in North America.  And as a consequence, it continues to be about a year behind in development.  Now partly, that’s our own constraint as we’ve allocated hardware to prioritize the North America growth.  But, as we now continue to build our hardware capacity and capabilities and get the market plans in place in Europe, I think Europe continues to be on track to mirroring the results in North America.

Robert Kotick: So, I will say, you know, we – because of those hardware constraints, we were not able to do what we would have liked to have done, which presents a great opportunity for us this calendar year.  And we’re not at the point yet where we’re satisfied with our production.  You know, one of the things we have been very focused on is the quality of our hardware.  And so, that limits the number of suppliers that we’re willing to work with, because we are so rigorous about the quality of our hardware.

But overall, I’d say when you look at Guitar Hero as a franchise, you’re definitely going to see a focus on both new SKUs that we are introducing this year, a lot of innovation in the hardware, a lot of opportunity, international markets.  We’ll get the leverage in the back half of the year in the international markets with products like James Bond.  And we’ll be kicking off the year with products like Kung Fu Hero.

And for us, for these animated releases that we’ve done with Dreamworks, you know, I would venture to say that this is probably the best overall partnership production between the quality of the film, our ability to integrate the story and the animation, and in terms of production value, I think Kung Fu Panda is definitely the best result of the partnership that we’ve had with Dreamworks so far.

So overall, we’re very enthusiastic about the prospects for next year.  We’re very confident in being able to close the transaction by the end of June.  And so, we are — remain – excited about our prospects for the future

Brent Thill:  Thanks.

Operator:  And I guess that is all the time we do have for your questions today.  Ms. Southey, I’ll turn the conference back to you for any closing or additional remarks.

Kristen Southey:  Hey, on behalf of everyone at Activision, we thank you for your time and consideration.  And we look forward to speaking with you again in May.  Thank you.

Operator:  And again, that will conclude our conference.  We thank you all for joining us.  I wish you all a great day.  Goodbye.

END